News Release

For Immediate Release: February 12, 2007

MainStreet BankShares, Inc. ("MainStreet"), President and CEO Larry A. Heaton, announced today that MainStreet BankShares, Inc. common stock will now be quoted on the Over the Counter Bulletin Board ("OTCBB") under the symbol MREE. To be quoted on the OTCBB, MainStreet must continue to submit all its periodic reports to the Securities and Exchange Commission in a timely manner and must maintain at least one market maker. All of MainStreet's periodic reports have been current and MainStreet currently has three market makers. All future buying and selling of MainStreet common stock will be facilitated by a broker. Registrar and Transfer Company remains MainStreet's transfer agent. Larry A. Heaton stated, "We are pleased to provide our shareholders a more efficient avenue to buy and sell our common stock. This is an additional step to enhance shareholder value."

MainStreet BankShares, Inc. is a bank holding company operating in Martinsville, Virginia. MainStreet currently has two wholly owned subsidiaries, Franklin Community Bank, N.A., ("Franklin Bank") and MainStreet RealEstate, Inc. Franklin Bank operates banking offices in Rocky Mount and Smith Mountain Lake. The Company recently announced plans for a third location in the Southlake (Union Hall) area. That facility should open in the third quarter of 2007. MainStreet RealEstate, Inc. is a subsidiary formed in February 2007 solely for the purpose of owning the real estate of the Company. MainStreet currently has 1,763,853 shares outstanding representing 1,748 shareholders.

Contact: Larry A. Heaton, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(540) 489-3412